Exhibit 99.1

FOR IMMEDIATE RELEASE

Orion Office REIT Inc. Changes Name to Orion Properties and Reports Fourth Quarter and Full Year 2024 Results

- Completed 1.1 Million Square Feet of Leasing in 2024, Including 0.3 Million Square Feet in the Fourth Quarter -
- Acquired One 97,000 Square Foot Property in 2024 for $34.6 Million -
- Sold Two Vacant Properties in 2024 for $5.3 Million -
- Declares Dividend for First Quarter 2025 -

Phoenix, AZ, March 5, 2025 -- Orion Office REIT Inc. (NYSE: ONL) (“Orion” or the “Company”), a fully-integrated real estate investment trust (“REIT”) engaged in the ownership, acquisition and management of a diversified portfolio of single-tenant net lease office properties located across the United States, announced today a change in its corporate name to Orion Properties Inc., to better describe its broader investment strategy to shift its portfolio concentration over time away from traditional office properties, towards more dedicated use assets that have an office component. The Company’s ticker symbol will remain “ONL.” Consistent with the foregoing strategy, during September 2024, Orion acquired an approximately 97,000 square foot flex/laboratory/R&D facility in San Ramon, California for $34.6 million. As of December 31, 2024, approximately 31.8% of the Company’s Annualized Base Rent was derived from properties it deemed dedicated use assets.
Orion also announced today its operating results for the fourth quarter and full year ended December 31, 2024.
Paul McDowell, Orion’s Chief Executive Officer, commented, “We are proud of the team’s success in leasing 1.1 million square feet across 12 different properties in 2024, which was four times the leasing volume we achieved in the prior year, and importantly, our leasing pipeline for 2025 continues to be robust. We are energized by the shift in strategy to increase our portfolio concentration over time toward more dedicated use assets such as flex, laboratory, medical and governmental. We believe this strategy will result in a more stable portfolio with higher renewal prospects, as tenants need the space to operate their business, therefore requiring employees to be in person at the property. As we look to execute on this strategy in the coming years, we intend to continue to execute on asset sale activity, adding to the almost 2.0 million square feet sold since our spin off. We have also made various changes to reduce G&A growth and expect to deliver approximately $1.0 million of annualized savings that will start to contribute in the second half of this year. We believe these savings, along with our ongoing efforts to reduce property carrying costs and a realigned dividend, will enable us to maintain the liquidity necessary to support our stabilized well-located portfolio with future leasing and required capital expenditures. As we look ahead, the improving leasing environment and the meaningful actions we have taken should enable Orion to stabilize Core FFO earnings this year and next with meaningful earnings and value growth in future years.”
Fourth Quarter 2024 Financial and Operating Highlights
•Total revenues of $38.4 million
•Net loss attributable to common stockholders of $(32.8) million, or $(0.59) per share
•Funds from Operations (“FFO”) of $7.6 million, or $0.14 per diluted share
•Core FFO of $10.2 million, or $0.18 per diluted share
•EBITDA of $(5.8) million, EBITDAre of $16.4 million and Adjusted EBITDA of $16.6 million
•Net Debt to Annualized Most Recent Quarter Adjusted EBITDA of 7.57x
•Sold one vacant property for a gross sales price of $3.2 million
Full Year 2024 Financial and Operating Highlights
•Total revenues of $164.9 million
•Net loss attributable to common stockholders of $(103.0) million, or $(1.84) per share
•FFO of $47.1 million, or $0.84 per diluted share
•Core FFO of $56.8 million, or $1.01 per diluted share

•EBITDA of $34.3 million, EBITDAre of $81.9 million and Adjusted EBITDA of $82.8 million
•Net Debt to Full Year Adjusted EBITDA of 6.06x
•Acquired one property for a gross purchase price of $34.6 million
•Sold two vacant properties for an aggregate gross sales price of $5.3 million
Financial Results
During the fourth quarter 2024, the Company generated total revenues of $38.4 million, as compared to $43.8 million in the same quarter of 2023. The Company’s net loss attributable to common stockholders was $(32.8) million, or $(0.59) per share, during the fourth quarter of 2024, as compared to $(16.2) million, or $(0.29) per share in the same quarter of 2023. Core FFO for the fourth quarter of 2024 was $10.2 million, or $0.18 per diluted share, as compared to $18.5 million, or $0.33 per diluted share in the same quarter of 2023.
During the full year 2024, the Company generated total revenues of $164.9 million, as compared to $195.0 million in 2023. The Company’s net loss attributable to common stockholders was $(103.0) million, or $(1.84) per share, during the full year 2024, as compared to $(57.3) million, or $(1.02) per share in 2023. Core FFO during the full year 2024 was $56.8 million, or $1.01 per diluted share, as compared to $94.8 million, or $1.68 per diluted share in 2023.
Leasing Activity
During the fourth quarter 2024, the Company entered into the following lease transactions (square feet in thousands):

Location	New Lease or Renewal	Square Feet	Term	Expected Commencement or Previous Expiration	New Expected Expiration
Providence, Rhode Island	New Lease	136	11.0 years	April 2025	March 2036
Urbana, Maryland	Renewal	116	13.0 years	August 2026	August 2039
The Woodlands, Texas	New Lease	2	3.3 years	April 2025	August 2028
For the full year 2024, the Company entered into new leases and lease renewals for 1.1 million square feet across 12 different properties, which is more than four times the 261,000 square feet of leasing activity the Company completed during 2023.
During February 2025, the Company’s Unconsolidated Joint Venture with an affiliate of Arch Street Capital Partners, LLC (the “Arch Street Joint Venture”), entered into a 10.0-year lease renewal for 163,000 square feet at one of its properties. As described further under “Arch Street Joint Venture” below, the Company made a member loan to the Arch Street Joint Venture to fund leasing costs for this lease transaction.
Acquisition Activity
For the full year 2024, the Company acquired one 97,000 square foot flex/laboratory/R&D facility in San Ramon, California for $34.6 million. The property is fully leased to a single tenant with a remaining term of 15.0 years as of the acquisition date.
Disposition Activity
During the fourth quarter of 2024, the Company closed on one vacant property disposition for 68,000 square feet and a gross sales price of $3.2 million. For the full year 2024, the Company closed on two vacant property dispositions for a total of 164,000 square feet and an aggregate gross sales price of $5.3 million.
As of March 5, 2025, the Company also has agreements in place to sell two Operating Properties and one Non-Operating Property for an aggregate gross sales price of $35.9 million. The Company’s pending sale agreements are subject to a variety of conditions outside of our control, such as the buyer’s satisfactory completion of its due diligence and receipt of governmental approvals, and therefore, we cannot provide any assurance the transactions will close on the agreed upon price or other terms, or at all.
Real Estate Portfolio
As of December 31, 2024, the Company’s real estate portfolio consisted of 69 Operating Properties as well as a 20% ownership interest in the Arch Street Joint Venture, comprising six properties. The Company’s Occupancy Rate was 73.7%, with 74.4% of Annualized Base Rent derived from Investment-Grade Tenants, and the portfolio’s Weighted Average Remaining Lease Term was 5.2 years. The Company’s Occupancy Rate was 73.1% adjusted for two Operating Properties that are currently under agreement to be sold.

As of December 31, 2024, the Arch Street Joint Venture owned six real estate properties which had an Occupancy Rate of 100%, with 40.3% of Annualized Base Rent derived from Investment-Grade Tenants and a Weighted Average Remaining Lease Term of 5.2 years.
General and Administrative Restructure
Together with our corporate rebranding and strategy shift, we have made various changes to our general and administrative costs such as restructuring the composition of the team and responsibilities to streamline operations and more efficiently manage general and administrative expenses.
One of these changes is the retirement of Gary Landriau, our Chief Investment Officer, effective June 30, 2025. It is our intention to reallocate his responsibilities with the team already in place and we do not plan to replace the position. In order to allow for a smooth transition, Gary will remain in a consulting role with Orion until January 31, 2026. We also plan to make additional changes to further streamline our efficiency and team through the year, but none will be as impactful financially as the approximately $1.0 million of annualized savings upon Gary’s retirement.
Arch Street Joint Venture
During the fourth quarter of 2024, the Company provided a member loan to the Arch Street Joint Venture of $1.4 million in connection with the partial repayment of the Arch Street Joint Venture mortgage debt. During February 2025, the Company made an additional member loan of $8.3 million to fund leasing costs related to a lease extension that was completed for one of the properties in the Arch Street Joint Venture portfolio. The Company’s member loan to the Arch Street Joint Venture, which had $9.2 million receivable as of March 5, 2025, earns interest at 15.0% per annum and is non-recourse and unsecured, and structurally subordinate to the Arch Street Joint Venture mortgage debt. Interest and principal are payable monthly solely out of the excess cash from the joint venture after payment of property operating expenses, interest and principal on the joint venture’s mortgage debt and other joint venture expenses and excess proceeds from the sale of any of the joint venture properties.
Balance Sheet and Liquidity
During the fourth quarter of 2024, the Company financed the San Ramon, California property, which was acquired in September 2024 with an $18.0 million, seven-year, 5.90% per annum fixed rate mortgage loan (the “San Ramon Loan”). Also during the fourth quarter of 2024, the Arch Street Joint Venture elected its first option to extend the maturity date on its mortgage debt for an additional 12 months from November 27, 2024 to November 27, 2025. In connection with the extension, the Arch Street Joint Venture repaid $3.4 million of principal on its mortgage debt to satisfy the 60% maximum loan-to-value extension condition.
During the full year 2024, the Company elected its option to extend the maturity date on its credit facility revolver for an additional 18 months from November 12, 2024 to May 12, 2026.
As of December 31, 2024, the Company had total debt of $518.3 million, comprising a $355.0 million securitized mortgage loan collateralized by 19 properties (the “CMBS Loan”), $119.0 million under the Company’s credit facility revolver, $18.0 million under the San Ramon Loan and $26.3 million which represents the Company’s proportionate share of mortgage indebtedness of the Arch Street Joint Venture.
As of December 31, 2024, the Company had $247.0 million of liquidity, comprising $16.0 million cash and cash equivalents, including the Company’s proportionate share of cash from the Arch Street Joint Venture, as well as $231.0 million of available capacity on the credit facility revolver.
Dividend
On March 4, 2025, the Company’s Board of Directors declared a quarterly cash dividend of $0.02 per share for the first quarter of 2025, payable on April 15, 2025, to stockholders of record as of March 31, 2025, representing a new annualized dividend rate of $0.08 per share. This change in dividend policy will enable the Company to retain approximately $17.9 million of cash annually. The new policy is also consistent with our strategy shift as we seek the lowest cost of funds to maintain and grow existing tenancy, continue to shift towards more dedicated use assets and efficiently refinance our debt obligations as they come due.

2025 Outlook
Based on current economic conditions and the Company’s financial condition, Orion is providing the following guidance estimates for fiscal year 2025:

	Low		High
Core FFO per share	$0.61	-	$0.70
General and Administrative Expenses	$19.5 million	-	$20.5 million
Net Debt to Adjusted EBITDA	8.0x	-	8.8x
The Company’s guidance is based on current plans and assumptions and subject to the risks and uncertainties more fully described in the Company’s filings with the SEC. The Company reminds investors that its guidance estimates include assumptions with regard to its shift in portfolio concentration towards more dedicated use assets, rent receipts and property operating expense reimbursements, the amount and timing of acquisitions, dispositions, leasing transactions, capital expenditures, interest rate fluctuations and expected borrowings, and other factors. These assumptions are uncertain and difficult to accurately predict and actual results may differ materially from our estimates. See “Forward-Looking Statements” below.
Webcast and Conference Call Information
Orion will host a webcast and conference call to review its results at 10:00 a.m. ET on Thursday, March 6, 2025. The webcast and call will be hosted by Paul McDowell, Chief Executive Officer and President, and Gavin Brandon, Chief Financial Officer, Executive Vice President and Treasurer. To participate, the webcast can be accessed live by visiting the “Investors” section of Orion’s website at onlreit.com/investors. To join the conference call, callers from the United States and Canada should dial 1-877-407-3982, and international callers should dial 1-201-493-6780, ten minutes prior to the scheduled call time.
Replay Information
A replay of the webcast may be accessed by visiting the “Investors” section of Orion’s website at onlreit.com/investors. The conference call replay will be available after 1:00 p.m. ET on Thursday, March 6, 2025 through 11:59 p.m. ET on Thursday, March 20, 2025. To access the replay, callers may dial 1-844-512-2921 (domestic) or 1-412-317-6671 (international) and use passcode, 13750636.
Non-GAAP Financial Measures
To supplement the presentation of the Company’s financial results prepared in accordance with generally accepted accounting principles in the United States ("GAAP"), this press release and the accompanying supplemental information as of and for the quarter and year ended December 31, 2024 (the “Supplemental Information Package”) contain certain financial measures that are not prepared in accordance with GAAP, including FFO, Core FFO, Funds Available for Distribution (“FAD”), Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate (“EBITDAre”), and Adjusted EBITDA. Please see the attachments to this press release for how the Company defines these non-GAAP financial measures and a reconciliation to the most directly comparable GAAP measure.
About Orion Properties Inc.
Orion Properties Inc. is an internally-managed real estate investment trust engaged in the ownership, acquisition and management of a diversified portfolio of office properties located in high-quality suburban markets across the United States and leased primarily on a single-tenant net lease basis to creditworthy tenants. The Company’s portfolio is comprised of traditional office properties, as well as governmental, medical office, flex/laboratory and R&D and flex/industrial properties. The Company was founded on July 1, 2021, spun-off from Realty Income (NYSE: O) on November 12, 2021 and began trading on the New York Stock Exchange on November 15, 2021. The Company is headquartered in Phoenix, Arizona and has an office in New York, New York. For additional information on the Company and its properties, please visit onlreit.com.
Investor Relations Contact:
Email: investors@onlreit.com
Phone: 602-675-0338

About the Data
This data and other information described herein are as of and for the quarter and year ended December 31, 2024, unless otherwise indicated. Future performance may not be consistent with past performance and is subject to change and inherent risks and uncertainties. This information should be read in conjunction with the consolidated financial statements and the Management's Discussion and Analysis of Financial Condition and Results of Operations sections contained in Orion Properties Inc.'s (the "Company," "Orion," "us," "our" and "we") Annual Report on Form 10-K for the year ended December 31, 2024 and Quarterly Reports on Form 10-Q for the periods ended September 30, 2024, June 30, 2024 and March 31, 2024.
On March 5, 2025, the Company changed its name from Orion Office REIT Inc. to Orion Properties Inc. to better describe its broader investment strategy to shift its portfolio concentration over time away from traditional office properties, towards more dedicated use assets that have an office component. The Company defines dedicated use assets as those that include a substantial specialized use component such as government, medical, laboratory and research and development, and flex operations, and would therefore not be considered traditional office properties. As of December 31, 2024, approximately 31.8% of the Company’s Annualized Base Rent was derived from properties it deemed dedicated use assets.
During the quarter ended December 31, 2024, the Company split the property located in Denver, Colorado containing two buildings into two separate properties for reporting purposes. One of the properties is currently under agreement to be sold and has been designated as a Non-Operating Property as of December 31, 2024.
Definitions
Annualized Base Rent is the monthly aggregate cash amount charged to tenants under our leases (including monthly base rent receivables and certain fixed contractually obligated reimbursements by our tenants), as of the final date of the applicable period, multiplied by 12, including the Company's proportionate share of such amounts related to the Unconsolidated Joint Venture. Annualized Base Rent is not indicative of future performance.
Average Capitalization Rate represents annualized average estimated Cash NOI of the property over the tenant's lease term divided by gross purchase price.
Cash Capitalization Rate represents annualized first year estimated Cash NOI of the property divided by gross purchase price.
CPI refers to a lease in which base rent is adjusted based on changes in a consumer price index.
Credit Rating of a tenant refers to the Standard & Poor's or Moody's credit rating and such rating also may reflect the rating assigned by Standard & Poor's or Moody's to the lease guarantor or the parent company as applicable.
Double Net Lease ("NN") is a lease under which the tenant agrees to pay all operating expenses associated with the property (e.g., real estate taxes, insurance, maintenance), but excludes some or all major repairs (e.g., roof, structure, parking lot, in each case, as further defined in the applicable lease).
Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate ("EBITDAre") and Adjusted EBITDA
Due to certain unique operating characteristics of real estate companies, as discussed below, the National Association of Real Estate Investment Trusts, Inc. ("Nareit"), an industry trade group, has promulgated a supplemental performance measure known as Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate. Nareit defines EBITDAre as net income (loss) computed in accordance with GAAP, adjusted for interest expense, income tax expense (benefit), depreciation and amortization, impairment write-downs on real estate, gains or losses from disposition of property and our proportionate share of EBITDAre adjustments related to the Unconsolidated Joint Venture. We calculated EBITDAre in accordance with Nareit's definition described above.

In addition to EBITDAre, we use Adjusted EBITDA as a non-GAAP supplemental performance measure to evaluate the operating performance of the Company. Adjusted EBITDA, as defined by the Company, represents EBITDAre, modified to exclude non-routine items such as transaction related expenses and spin related expenses. We also exclude certain non-cash items such as impairments of intangible and right of use assets, gains or losses on derivatives, gains or losses on the extinguishment or forgiveness of debt, amortization of intangibles, above-market lease assets and deferred lease incentives, net of amortization of below-market lease liabilities and our proportionate share of Adjusted EBITDA adjustments related to the Unconsolidated Joint Venture. Management believes that excluding these costs from EBITDAre provides investors with supplemental performance information that is consistent with the performance models and analysis used by management, and provides investors a view of the performance of our portfolio over time. Therefore, EBITDAre and Adjusted EBITDA should not be considered as an alternative to net income (loss), as determined under GAAP. The Company uses Adjusted EBITDA as one measure of its operating performance when formulating corporate goals and evaluating the effectiveness of the Company's strategies. EBITDAre and Adjusted EBITDA may not be comparable to similarly titled measures of other companies.
Enterprise Value equals the sum of the Implied Equity Market Capitalization and Net Debt, in each case, as of an applicable date.
Fixed Charge Coverage Ratio is (a) Adjusted EBITDA divided by (b) the sum of (i) Interest Expense, excluding non-cash amortization and (ii) secured debt principal amortization on Adjusted Principal Outstanding. Management believes that Fixed Charge Coverage Ratio is a useful supplemental measure of our ability to satisfy fixed financing obligations.
Fixed Dollar or Percent Increase refers to a lease that requires contractual rent increases during the term of the lease agreement. A Fixed Dollar or Percent Increase lease may include a period of free rent at the beginning or end of the lease.
Flat refers to a lease that requires equal rent payments, with no contractual increases, throughout the term of the lease agreement. A Flat lease may include a period of free rent at the beginning or end of the lease.
Funds Available for Distribution ("FAD")
Funds available for distribution, as defined by the Company, represents Core FFO, as defined below, modified to exclude capital expenditures and leasing costs, as well as certain non-cash items such as amortization of above market leases, net of amortization of below market lease liabilities, straight-line rental revenue, amortization of the Unconsolidated Joint Venture basis difference and our proportionate share of FAD adjustments related to the Unconsolidated Joint Venture. Management believes that adjusting these items from Core FFO provides investors with supplemental performance information that is consistent with the performance models and analysis used by management and provides useful information regarding the Company's ability to fund its dividend.
However, not all REITs calculate FAD and those that do may not calculate FAD the same way, so comparisons with other REITs may not be meaningful. FAD should not be considered as an alternative to net income (loss) or cash flow provided by (used in) operating activities as determined under GAAP.
Nareit Funds from Operations ("Nareit FFO" or "FFO") and Core Funds from Operations ("Core FFO")
Due to certain unique operating characteristics of real estate companies, as discussed below, Nareit has promulgated a supplemental performance measure known as FFO, which we believe to be an appropriate supplemental performance measure to reflect the operating performance of the Company. FFO is not equivalent to our net income (loss) as determined under GAAP.
Nareit defines FFO as net income (loss) computed in accordance with GAAP adjusted for gains or losses from disposition of real estate assets, depreciation and amortization of real estate assets, impairment write-downs on real estate, and our proportionate share of FFO adjustments related to the Unconsolidated Joint Venture. We calculate FFO in accordance with Nareit's definition described above.
In addition to FFO, we use Core FFO as a non-GAAP supplemental financial performance measure to evaluate the operating performance of the Company. Core FFO, as defined by the Company, excludes from FFO items that we believe do not reflect the ongoing operating performance of our business such as transaction related expenses, spin related expenses, amortization of deferred financing costs, amortization of deferred lease incentives, net, equity-based compensation, amortization of premiums and discounts on debt, net and gains or losses on extinguishment of swaps and/or debt, and our proportionate share of Core FFO adjustments related to the Unconsolidated Joint Venture.
We believe that FFO and Core FFO allow for a comparison of the performance of our operations with other publicly-traded REITs, as FFO and Core FFO, or a substantially similar measure, are routinely reported by publicly-traded REITs, each adjust for items that we believe do not reflect the ongoing operating performance of our business and we believe are often used by analysts and investors for comparison purposes.
For all of these reasons, we believe FFO and Core FFO, in addition to net income (loss), as determined under GAAP, are helpful supplemental performance measures and useful in understanding the various ways in which our management evaluates the performance of the Company over time. However, not all REITs calculate FFO and Core FFO the same way, so comparisons with other REITs may not be meaningful. FFO and Core FFO should not be considered as alternatives to net income (loss) and are not intended to be used as a liquidity measure indicative of cash flow available to fund our cash needs. Neither the SEC, Nareit, nor any other regulatory body has evaluated the acceptability of the exclusions used to adjust FFO in order to calculate Core FFO and its use as a non-GAAP financial performance measure.
GAAP is an abbreviation for generally accepted accounting principles in the United States.
Gross Lease is a lease under which the landlord is responsible for all expenses associated with the property (e.g., real estate taxes, insurance, maintenance and repairs).
Gross Real Estate Investments represent total gross real estate and related assets of Operating Properties and the Company's proportionate share of such amounts related to properties owned by the Unconsolidated Joint Venture, net of gross intangible lease liabilities. Gross Real Estate Investments should not be considered as an alternative to the Company's real estate investments balance as determined under GAAP or any other GAAP financial measures and should only be considered together with, and as a supplement to, the Company's financial information prepared in accordance with GAAP.
GSA CPI refers to a General Services Administration ("GSA") lease that includes a contractually obligated operating cost component of rent which is adjusted annually based on changes in a consumer price index.
Implied Equity Market Capitalization equals shares of common stock outstanding as of an applicable date, multiplied by the closing sale price of the Company's stock as reported on the New York Stock Exchange on such date.
Industry is derived from the Global Industry Classification Standard ("GICS") Methodology that was developed by Morgan Stanley Capital International ("MSCI") in collaboration with S&P Dow Jones Indices to establish a global, accurate, complete and widely accepted approach to defining industries and classifying securities by industry.
Interest Coverage Ratio equals Adjusted EBITDA divided by Interest Expense, excluding non-cash amortization. Management believes that Interest Coverage Ratio is a useful supplemental measure of our ability to service our debt obligations.
Interest Expense, excluding non-cash amortization is a non-GAAP measure that represents interest expense incurred on the outstanding principal balance of our debt and the Company's proportionate share of the Unconsolidated Joint Venture's interest expense incurred on its outstanding principal balance. This measure excludes the amortization of deferred financing costs, premiums and discounts, which is included in interest expense in accordance with GAAP. Interest Expense, excluding non-cash amortization should not be considered as an alternative to the Company's interest expense as determined under GAAP or any other GAAP financial measures and should only be considered together with and as a supplement to the Company's financial information prepared in accordance with GAAP.
Investment-Grade Tenants are those with a Credit Rating of BBB- or higher from Standard & Poor’s or a Credit Rating of Baa3 or higher from Moody’s. The ratings may reflect those assigned by Standard & Poor’s or Moody’s to the lease guarantor or the parent company, as applicable.
Leased Rate equals the sum of Leased Square Feet divided by Rentable Square Feet and includes the Company’s proportionate share of such amounts related to the Unconsolidated Joint Venture, in each case, as of an applicable date.
Leased Square Feet is Rentable Square Feet leased for which revenue recognition has commenced in accordance with GAAP and signed leases for vacant space with future commencement dates and includes such amounts related to the Unconsolidated Joint Venture.
Modified Gross Lease is a lease under which the landlord is responsible for most expenses associated with the property (e.g., real estate taxes, insurance, maintenance and repairs), but passes through some operating expenses to the tenant.
Month-to-Month refers to a lease that is outside of the contractual lease expiration, but the tenant has not vacated and continues to pay rent which may also include holdover rent if applicable.

Net Debt, Principal Outstanding and Adjusted Principal Outstanding
Principal Outstanding is a non-GAAP measure that represents the Company's outstanding principal debt balance, excluding certain GAAP adjustments, such as premiums and discounts, financing and issuance costs, and related accumulated amortization. Adjusted Principal Outstanding includes the Company's proportionate share of the Unconsolidated Joint Venture's outstanding principal debt balance. We believe that the presentation of Principal Outstanding and Adjusted Principal Outstanding, which show our contractual debt obligations, provides useful information to investors to assess our overall financial flexibility, capital structure and leverage. Principal Outstanding and Adjusted Principal Outstanding should not be considered as alternatives to the Company's consolidated debt balance as determined under GAAP or any other GAAP financial measures and should only be considered together with, and as a supplement to, the Company's financial information prepared in accordance with GAAP.
Net Debt is a non-GAAP measure used to show the Company's Adjusted Principal Outstanding, less all cash and cash equivalents and the Company's proportionate share of the Unconsolidated Joint Venture's cash and cash equivalents, and less cash deposited with the credit facility lenders that was, in accordance with the terms of the credit facility revolver, used to prepay borrowings upon expiration or termination of the Company’s interest rate swap agreements. We believe that the presentation of Net Debt provides useful information to investors because our management reviews Net Debt as part of its management of our overall liquidity, financial flexibility, capital structure and leverage.
Net Debt Leverage Ratio equals Net Debt divided by Gross Real Estate Investments.
Net Operating Income ("NOI") and Cash NOI
NOI is a non-GAAP performance measure used to evaluate the operating performance of a real estate company. NOI represents total revenues less property operating expenses and excludes fee revenue earned for services to the Unconsolidated Joint Venture, impairment, depreciation and amortization, general and administrative expenses, transaction related expenses and spin related expenses. Cash NOI excludes the impact of certain GAAP adjustments included in rental revenue, such as straight-line rental revenue, amortization of above-market intangible lease assets and below-market lease intangible liabilities, and amortization of deferred lease incentives. Cash NOI includes the proportionate share of such amounts from properties owned by the Unconsolidated Joint Venture. It is management's view that NOI and Cash NOI provide investors relevant and useful information because it reflects only income and operating expense items that are incurred at the property level and presents them on an unleveraged basis. NOI and Cash NOI should not be considered as an alternative to operating income in accordance with GAAP. Further, NOI and Cash NOI may not be comparable to similarly titled measures of other companies.
Non-Operating Properties refers to all properties owned and consolidated by the Company as of the applicable date which have been excluded from Operating Properties due to the properties being repositioned, redeveloped, developed or held for sale.
Occupancy Rate equals the sum of Occupied Square Feet divided by Rentable Square Feet and includes the Company's proportionate share of such amounts related to the Unconsolidated Joint Venture, in each case, as of an applicable date.
Occupied Square Feet is Rentable Square Feet leased for which revenue recognition has commenced in accordance with GAAP and includes such amounts related to the Unconsolidated Joint Venture.
Operating Properties refers to all properties owned and consolidated by the Company as of the applicable date, excluding Non-Operating Properties.
Property Operating Expense includes reimbursable and non-reimbursable costs to operate a property, including real estate taxes, utilities, insurance, repairs, maintenance, legal, property management fees, etc.
Rentable Square Feet is leasable square feet of Operating Properties and the Company's proportionate share of leasable square feet of properties owned by the Unconsolidated Joint Venture.
Triple Net Lease ("NNN") is a lease under which the tenant agrees to pay all expenses associated with the property (e.g., real estate taxes, insurance, maintenance and repairs in accordance with the lease terms).
Unconsolidated Joint Venture or Arch Street Joint Venture means the Company's investment in the unconsolidated joint venture with an affiliate of Arch Street Capital Partners, LLC.
Unencumbered Asset Ratio equals Unencumbered Gross Real Estate Investments divided by Gross Real Estate Investments. Management believes that Unencumbered Asset Ratio is a useful supplemental measure of our overall liquidity and leverage.

Unencumbered Gross Real Estate Investments equals Gross Real Estate Investments, excluding Gross Real Estate Investments related to properties serving as collateral for the Company's CMBS Loan and San Ramon Loan and the Company's proportionate share of properties owned by the Unconsolidated Joint Venture that are pledged as collateral under mortgage debt. Unencumbered Gross Real Estate Investments includes otherwise unencumbered properties which are part of the unencumbered property pool under our credit facility and therefore generally are not available to simultaneously serve as collateral under other borrowings.
Weighted Average Remaining Lease Term is the number of years remaining on each respective lease as of the applicable date, weighted based on Annualized Base Rent and includes the years remaining on each of the respective leases of the Unconsolidated Joint Venture, weighted based on the Company's proportionate share of Annualized Base Rent related to the Unconsolidated Joint Venture.

Forward-Looking Statements
Information set forth in this press release includes “forward-looking statements” which reflect the Company's expectations and projections regarding future events and plans, future financial condition, results of operations, liquidity and business, including leasing and occupancy, acquisitions, dispositions, rent receipts, expected borrowings and financing costs and the payment of future dividends. Generally, the words "anticipates," "assumes," "believes," "continues," "could," "estimates," "expects," "goals," "intends," "may," "plans," "projects," "seeks," "should," "targets," "will," "guidance," variations of such words and similar expressions identify forward-looking statements. These forward-looking statements are based on information currently available to the Company and involve a number of known and unknown assumptions and risks, uncertainties and other factors, which may be difficult to predict and beyond the Company's control, that could cause actual events and plans or could cause the Company's business, 2025 financial outlook, financial condition, liquidity and results of operations to differ materially from those expressed or implied in the forward-looking statements. These factors include, among other things, those discussed below. Information regarding historical rent collections should not serve as an indication of future rent collections. We disclaim any obligation to publicly update or revise any forward-looking statements, whether as a result of changes in underlying assumptions or factors, new information, future events or otherwise, except as may be required by law.
The following are some, but not all, of the assumptions, risks, uncertainties and other factors that could cause the Company’s actual results to differ materially from those presented in the forward-looking statements:
•the risk of rising interest rates, including that our borrowing costs may increase and we may be unable to extend or refinance our debt obligations on favorable terms and in a timely manner, or at all;
•the risk of inflation, including that our operating costs, such as insurance premiums, utilities, real estate taxes, capital expenditures and repair and maintenance costs, may rise;
•conditions associated with the global market, including an oversupply of office space, tenant credit risk and general economic conditions and geopolitical conditions;
•the extent to which changes in workplace practices and office space utilization, including remote and hybrid work arrangements, will continue and the impact that may have on demand for office space at our properties;
•our ability to acquire new properties, convert certain vacant properties to multi-tenant use and sell non-core assets on favorable terms and in a timely manner, or at all;
•risks associated with acquisitions, including the risk that we may not be in a position, or have the opportunity in the future, to make suitable property acquisitions on advantageous terms and/or that such acquisitions will fail to perform as expected;
•our assumptions concerning tenant utilization and renewal probability of dedicated use assets, and our ability to successfully execute on our strategy to shift our portfolio concentration over time away from traditional office properties, towards more dedicated use assets;
•our ability to comply with the terms of our credit agreements or to meet the debt obligations on our properties;
•our ability to access the capital markets to raise additional equity or refinance maturing debt on favorable terms and in a timely manner, or at all;
•changes in the real estate industry and in performance of the financial markets and interest rates and our ability to effectively hedge against interest rate changes;
•the risk of tenants defaulting on their lease obligations, which is heightened due to our focus on single-tenant properties;
•our ability to renew leases with existing tenants or re-let vacant space to new tenants on favorable terms and in a timely manner, or at all;
•uncertainty as to whether the new Department of Government Efficiency, or DOGE, will lead to efforts by the General Services Administration to exercise termination options under or otherwise seek to terminate our leases with the United States Government or make it more likely the United States Government terminates the applicable lease at lease expiration;
•the cost of rent concessions, tenant improvement allowances and leasing commissions;
•the potential for termination of existing leases pursuant to tenant termination rights;
•the amount, growth and relative inelasticity of our expenses;
•risks associated with the ownership and development of real property;
•risks accompanying our investment in and the management of the Arch Street Joint Venture, our unconsolidated joint venture, in which we hold a non-controlling ownership interest, including that our joint venture partner may not be able to contribute its share of capital requirements;
•our ability to close pending real estate transactions, which may be subject to conditions that are outside of our control;

•we may change our dividend policy at any time, and therefore the amount, timing and continued payment of dividends are not assured;
•our properties may be subject to impairment charges;
•risks resulting from losses in excess of insured limits or uninsured losses;
•risks associated with the potential volatility of our common stock; and
•the risk that we may fail to maintain our income tax qualification as a real estate investment trust.
Additional factors that may affect future results are contained in the Company's filings with the SEC, which are available at the SEC’s website at www.sec.gov. The Company disclaims any obligation to publicly update or revise any forward-looking statements, whether as a result of changes in underlying assumptions or factors, new information, future events or otherwise, except as required by law.

ORION PROPERTIES INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31, 2024	December 31, 2023
Assets
Real estate investments, at cost:
Land	$227,145	$223,264
Buildings, fixtures and improvements	1,055,307	1,097,132
Total real estate investments, at cost	1,282,452	1,320,396
Less: accumulated depreciation	177,906	158,791
Total real estate investments, net	1,104,546	1,161,605
Accounts receivable, net	22,833	24,663
Intangible lease assets, net	95,944	126,364
Cash and cash equivalents	15,600	22,473
Real estate assets held for sale, net	9,671	—
Other assets, net	87,828	88,828
Total assets	$1,336,422	$1,423,933

Liabilities and Equity
Mortgages payable, net	$371,222	$352,856
Credit facility revolver	119,000	116,000
Accounts payable and accrued expenses	31,585	30,479
Below-market lease liabilities, net	20,596	8,074
Distributions payable	5,633	5,578
Other liabilities, net	23,130	23,943
Total liabilities	571,166	536,930

Common stock	56	56
Additional paid-in capital	1,148,223	1,144,636
Accumulated other comprehensive loss	(15)	(264)
Accumulated deficit	(384,348)	(258,805)
Total stockholders' equity	763,916	885,623
Non-controlling interest	1,340	1,380
Total equity	765,256	887,003
Total liabilities and equity	$1,336,422	$1,423,933

ORION PROPERTIES INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except for per share data)

	(Unaudited)
	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Revenues:
Rental	$38,161	$43,551	$164,055	$194,241
Fee income from unconsolidated joint venture	202	200	807	800
Total revenues	38,363	43,751	164,862	195,041
Operating expenses:
Property operating	16,752	14,446	65,151	60,783
General and administrative	6,133	5,479	20,094	18,720
Depreciation and amortization	17,789	26,055	100,820	109,111
Impairments	22,187	6,136	47,552	33,112
Transaction related	157	148	539	504
Total operating expenses	63,018	52,264	234,156	222,230
Other (expenses) income:
Interest expense, net	(8,263)	(7,928)	(32,637)	(29,669)
Gain on disposition of real estate assets	—	13	—	31
Loss on extinguishment of debt, net	—	—	(1,078)	(504)
Other income, net	407	273	987	911
Equity in loss of unconsolidated joint venture, net	(243)	(109)	(740)	(435)
Total other (expenses) income, net	(8,099)	(7,751)	(33,468)	(29,666)
Loss before taxes	(32,754)	(16,264)	(102,762)	(56,855)
Provision for income taxes	12	49	(214)	(456)
Net loss	(32,742)	(16,215)	(102,976)	(57,311)
Net (income) loss attributable to non-controlling interest	(20)	47	(36)	9
Net loss attributable to common stockholders	$(32,762)	$(16,168)	$(103,012)	$(57,302)

Weighted-average shares outstanding - basic and diluted	55,950	55,782	55,903	56,410
Basic and diluted net loss per share attributable to common stockholders	$(0.59)	$(0.29)	$(1.84)	$(1.02)

ORION PROPERTIES INC.
FFO, CORE FFO AND FAD
(In thousands, except for per share data) (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Net loss attributable to common stockholders	$(32,762)	$(16,168)	$(103,012)	$(57,302)
Adjustments:
Depreciation and amortization of real estate assets	17,753	26,029	100,682	109,011
Gain on disposition of real estate assets	—	(13)	—	(31)
Impairment of real estate	22,187	6,136	47,552	33,112
Proportionate share of Unconsolidated Joint Venture adjustments for items above, as applicable	464	463	1,856	1,851
FFO attributable to common stockholders	$7,642	$16,447	$47,078	$86,641
Transaction related	157	148	539	504
Amortization of deferred financing costs	928	933	3,686	3,974
Amortization of deferred lease incentives, net	136	115	509	302
Equity-based compensation	1,307	826	3,757	2,728
Loss on extinguishment of debt, net	—	—	1,078	504
Proportionate share of Unconsolidated Joint Venture adjustments for items above, as applicable	22	30	108	117
Core FFO attributable to common stockholders	$10,192	$18,499	$56,755	$94,770
Amortization of above and below market leases, net	(122)	(361)	(1,146)	(1,196)
Straight-line rental revenue	(764)	679	210	(5,649)
Unconsolidated Joint Venture basis difference amortization	114	114	455	474
Capital expenditures and leasing costs	(8,247)	(7,443)	(24,068)	(21,312)
Other adjustments, net	78	116	340	387
Proportionate share of Unconsolidated Joint Venture adjustments for items above, as applicable	(17)	(36)	(82)	(157)
FAD attributable to common stockholders	$1,234	$11,568	$32,464	$67,317

Weighted-average shares outstanding - basic	55,950	55,782	55,903	56,410
Effect of weighted-average dilutive securities (1)	325	37	74	—
Weighted-average shares outstanding - diluted	56,275	55,819	55,977	56,410

FFO attributable to common stockholders per diluted share	$0.14	$0.29	$0.84	$1.54
Core FFO attributable to common stockholders per diluted share	$0.18	$0.33	$1.01	$1.68
FAD attributable to common stockholders per diluted share	$0.02	$0.21	$0.58	$1.19
____________________________________
(1)Dilutive securities include unvested restricted stock units net of assumed repurchases in accordance with the treasury stock method and exclude performance-based restricted stock units for which the performance thresholds have not been met by the end of the applicable reporting period. Such dilutive securities are not included when calculating net loss per diluted share applicable to the Company for the three months and years ended December 31, 2024 and 2023, as the effect would be antidilutive.

ORION PROPERTIES INC.
EBITDA, EBITDAre AND ADJUSTED EBITDA
(In thousands) (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Net loss attributable to common stockholders	$(32,762)	$(16,168)	$(103,012)	$(57,302)
Adjustments:
Interest expense, net	8,263	7,928	32,637	29,669
Depreciation and amortization	17,789	26,055	100,820	109,111
Provision for income taxes	(12)	(49)	214	456
Proportionate share of Unconsolidated Joint Venture adjustments for items above, as applicable	951	864	3,688	3,443
EBITDA	$(5,771)	$18,630	$34,347	$85,377
Gain on disposition of real estate assets	—	(13)	—	(31)
Impairment of real estate	22,187	6,136	47,552	33,112
Proportionate share of Unconsolidated Joint Venture adjustments for items above, as applicable	—	—	—	—
EBITDAre	$16,416	$24,753	$81,899	$118,458
Transaction related	157	148	539	504
Amortization of above and below market leases, net	(122)	(361)	(1,146)	(1,196)
Amortization of deferred lease incentives, net	136	115	509	302
Loss on extinguishment and forgiveness of debt, net	—	—	1,078	504
Proportionate share of Unconsolidated Joint Venture adjustments for items above, as applicable	(8)	(8)	(30)	(30)
Adjusted EBITDA	$16,579	$24,647	$82,849	$118,542

ORION PROPERTIES INC.
FINANCIAL AND OPERATIONS STATISTICS AND RATIOS
(Dollars in thousands) (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Interest expense - as reported	$8,263	$7,928	$32,637	$29,669
Adjustments:
Amortization of deferred financing costs and other non-cash charges	(928)	(933)	(3,686)	(3,974)
Proportionate share of Unconsolidated Joint Venture Interest Expense, excluding non-cash amortization	464	370	1,720	1,470
Interest Expense, excluding non-cash amortization	$7,799	$7,365	$30,671	$27,165

	Three Months Ended December 31,		Year Ended December 31,
Interest Coverage Ratio	2024	2023	2024	2023
Interest Expense, excluding non-cash amortization (1)	$7,799	$7,365	$30,671	$27,165
Adjusted EBITDA (2)	16,579	24,647	82,849	118,542
Interest Coverage Ratio	2.13x	3.35x	2.70x	4.36x

Fixed Charge Coverage Ratio
Interest Expense, excluding non-cash amortization (1)	$7,799	$7,365	$30,671	$27,165
Proportionate share of Unconsolidated Joint Venture adjustments for secured debt principal amortization	141	—	325	—
Total fixed charges	7,940	7,365	30,996	27,165
Adjusted EBITDA (2)	16,579	24,647	82,849	118,542
Fixed Charge Coverage Ratio	2.09x	3.35x	2.67x	4.36x
____________________________________
(1)Refer to the Statement of Operations for interest expense calculated in accordance with GAAP and to the Supplemental Information Package for the required reconciliation to the most directly comparable GAAP financial measure.
(2)Refer to the Statement of Operations for net income calculated in accordance with GAAP and to the EBITDA, EBITDAre and Adjusted EBITDA section above for the required reconciliation to the most directly comparable GAAP financial measure.

Net Debt	December 31, 2024	December 31, 2023
Mortgages payable, net	$371,222	$352,856
Credit facility revolver	119,000	116,000
Total debt - as reported	490,222	468,856
Deferred financing costs, net	1,778	2,144
Principal Outstanding	492,000	471,000
Proportionate share of Unconsolidated Joint Venture Principal Outstanding	26,329	27,332
Adjusted Principal Outstanding	518,329	498,332
Cash and cash equivalents	(15,600)	(22,473)
Proportionate share of Unconsolidated Joint Venture cash and cash equivalents	(425)	(650)
Net Debt	$502,304	$475,209

ORION PROPERTIES INC.
FINANCIAL AND OPERATIONS STATISTICS AND RATIOS
(Dollars in thousands) (Unaudited)

	December 31, 2024	December 31, 2023
Total real estate investments, at cost - as reported	$1,282,452	$1,320,396
Adjustments:
Gross intangible lease assets	284,108	333,658
Gross intangible lease liabilities	(45,473)	(31,250)
Non-Operating Properties total real estate investments, at cost	(11,113)	—
Proportionate share of Unconsolidated Joint Venture Gross Real Estate Investments	45,588	45,548
Gross Real Estate Investments	$1,555,562	$1,668,352

	December 31, 2024	December 31, 2023
Net Debt Ratios
Net Debt (1)	$502,304	$475,209
Annualized Most Recent Quarter Adjusted EBITDA	66,316	98,588
Net Debt to Annualized Most Recent Quarter Adjusted EBITDA Ratio	7.57x	4.82x

Net Debt (1)	$502,304	$475,209
Full Year Adjusted EBITDA	82,849	118,542
Net Debt to Full Year Adjusted EBITDA Ratio	6.06x	4.01x

Net Debt (1)	$502,304	$475,209
Gross Real Estate Investments (1)	1,555,562	1,668,352
Net Debt Leverage Ratio	32.3%	28.5%

Unencumbered Assets/Real Estate Assets
Unencumbered Gross Real Estate Investments	$909,312	$1,060,660
Gross Real Estate Investments (1)	1,555,562	1,668,352
Unencumbered Asset Ratio	58.5%	63.6%
____________________________________
(1)Refer to the Balance Sheets for total debt and real estate investments, at cost calculated in accordance with GAAP and to the table above for the required reconciliation to the most directly comparable GAAP financial measure. The Company's otherwise unencumbered properties are part of the unencumbered property pool under the related loan agreements and therefore, generally are not available to simultaneously serve as collateral under other borrowings.

ORION PROPERTIES INC.
CORE FUNDS FROM OPERATIONS PER DILUTED SHARE - 2025 GUIDANCE
(Unaudited)

The Company expects its 2025 Core FFO per diluted share to be in a range between $0.61 and $0.70. This guidance assumes:
• General & Administrative Expenses: $19.5 million to $20.5 million
• Net Debt to Adjusted EBITDA: 8.0x to 8.8x
The estimated net income per diluted share is not a projection and is provided solely to satisfy the disclosure requirements of the SEC.
The Company does not provide a reconciliation of Net Debt to Adjusted EBITDA guidance to the most directly comparable GAAP measure, due to the inherent difficulty and uncertainty in quantifying certain adjustments principally related to the Company’s investment in the unconsolidated joint venture.

	Low	High
Diluted net loss per share attributable to common stockholders	$(0.77)	$(0.68)
Depreciation and amortization of real estate assets	1.16	1.16
Proportionate share of adjustments for Unconsolidated Joint Venture	0.01	0.01
FFO attributable to common stockholders per diluted share	0.40	0.49
Adjustments (1)	0.21	0.21
Core FFO attributable to common stockholders per diluted share	$0.61	$0.70
____________________________________
(1)Includes transaction related expenses, amortization of deferred lease incentives, net, amortization of deferred financing costs, equity-based compensation, and our proportionate share of such adjustments for the Unconsolidated Joint Venture.